Rockwell Medical Announces Second Quarter 2025 Results

•Generated $1.8 million in cash flow from operations for the second quarter of 2025.
•Reported gross margin of 16% for the second quarter of 2025, in line with 2025 guidance.
•Increased cash position at June 30, 2025 to $18.4 million.

Wixom, Michigan, August 14, 2025 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced financial and operational results for the three and six months ended June 30, 2025.

"During the second quarter of 2025, we successfully managed through the transition of our largest customer away from Rockwell Medical and now find ourselves at a steady state, which we believe positions us well for continued growth," said Mark Strobeck, Ph.D., Rockwell Medical’s President and CEO. "Our long-standing reputation for high-quality products, a reliable supply chain, and excellent customer service continues to differentiate Rockwell Medical in an ever-changing, dynamic marketplace. We continue to bring on new customers, both domestically and internationally, and are actively renewing contracts with existing customers. Today, more than 80% of our customers are under long-term contracts. Furthermore, we are managing our expenses and manufacturing our products more cost effectively to improve gross margin and drive profitability on an Adjusted EBITDA basis."

FINANCIAL HIGHLIGHTS: THREE- AND SIX-MONTHS ENDED JUNE 30, 2025

Net Sales

•Net sales for the three months ended June 30, 2025 were $16.1 million, which represents a 38% decrease over net sales of $25.8 million for the same period in 2024. The decrease in net sales was driven by the Company's largest customer transitioning to another supplier.

•Net sales for the six months ended June 30, 2025 were $35.0 million, which represents a 28% decrease over net sales of $48.5 million for the same period in 2024.

Gross Profit

•Gross profit for the three months ended June 30, 2025 was $2.5 million, which represents a 45% decrease over $4.6 million for the same period in 2024. The decrease in gross profit was driven by the Company's largest customer transitioning to another supplier.

•Gross profit for the six months ended June 30, 2025 was $5.5 million, which represents a 27% decrease over gross profit of $7.6 million for the same period in 2024.

Gross Margin

•Gross margin for the three months ended June 30, 2025 was 16%, which was consistent with the first quarter of 2025 and represents a slight decrease from 18% for the second quarter of 2024.

•Gross margin for the six months ended June 30, 2025 was 16%, which was consistent with the same period in 2024.

Net Income (Loss)

•Net loss for the three months ended June 30, 2025 was $1.5 million compared to net income of $0.3 million for the same period in 2024.

•Net loss for the six months ended June 30, 2025 was $3.0 million compared to a net loss of $1.4 million for the same period in 2024.

Adjusted EBITDA

•Adjusted EBITDA for the three months ended June 30, 2025 was ($0.2) million compared to Adjusted EBITDA of $1.4 million for the second quarter 2024. Adjusted EBITDA in the second quarter of 2025 represents a slight improvement over Adjusted EBITDA of ($0.4) million in the first quarter of 2025.

•Adjusted EBITDA for the six months ended June 30, 2025 was ($0.7) million compared with Adjusted EBITDA of $0.9 million for the same period in 2024.

Cash, Cash Equivalents and Investments Available-for-Sale

•Cash, cash equivalents and investments available-for-sale at June 30, 2025 increased to $18.4 million, which was driven by $1.8 million in cash flow from operations. This represents an increase of $1.1 million in cash, cash equivalents and investments available-for-sale from $17.3 million at March 31, 2025.

	Three Months Ended June 30,		Six Months Ended June 30,
(In Millions, Except Per Share Amounts)	2025	2024	2025	2024
Net Sales	$16.1	$25.8	$35.0	$48.5

Gross Profit	2.5	4.6	5.5	7.6

Operating Income (Loss)	(1.3)	0.5	(2.7)	(0.8)

Net Income (Loss)	(1.5)	0.3	(3.0)	(1.4)

Adjusted EBITDA*	(0.2)	1.4	(0.7)	0.9

Basic and Diluted Net Income (Loss) per Share *	$(0.05)	$0.01	$(0.09)	$(0.05)

Adjusted EPS **	$(0.01)	$0.05	$(0.02)	$0.03
* See Note 3 for more details related to Basic and Diluted Weighted Average Shares Outstanding on Form 10-Q filed August 14, 2025.
** See reconciliation to GAAP financial measures in the tables below.

OPERATING HIGHLIGHTS: THREE- AND SIX-MONTHS ENDED JUNE 30, 2025

•Rockwell Medical entered into a product purchase agreement with Innovative Renal Care (IRC), one of the largest dialysis service providers in the United States. Under the terms of the agreement, Rockwell Medical will supply IRC with liquid and dry, acid and bicarbonate hemodialysis concentrates, as well as the DAMX45 dry acid concentrate mix system, which is

510(k) approved to be used exclusively with Rockwell Medical's CitraPure® and Dri-Sate® dry acid concentrate powders. This multi-million dollar purchase agreement has a term of three years, with utilization commitments, with the option to extend an additional one-year period.

•Rockwell Medical entered into a product purchase agreement with the largest rural health system in the United States. The agreement has a term of two years, including utilization minimums, with the option to renew for two additional 12-month periods.

•Rockwell Medical entered into a product purchase agreement with the largest provider of inpatient dialysis in South Florida. The agreement has a term of two years, with purchase minimums, with the option to renew for one additional 12-month period.

•Rockwell Medical entered into a product purchase agreement with a provider of specialized home care services to ill, disabled, or vulnerable individuals in their home or places of residence. The agreement has a term of three years, with utilization commitments, with the option to renew for two additional 12-month periods.

•At June 30, 2025, more than 80% of Rockwell Medical's customers are under long-term contracts.

•Rockwell Medical maintained its membership on the Russell Microcap® Index for the third year in a row. FTSE Russell determines membership for its Russell indexes primarily by objective, market capitalization rankings and style attributes.

GUIDANCE

Rockwell Medical confirms its 2025 annual guidance as follows:

2025 Annual Guidance
Net Sales	$65.0M to $70.0M
Gross Margin	16% to 18%
Adjusted EBITDA	($0.5)M to $0.5M

CONFERENCE CALL AND WEBCAST DETAILS

Date: Thursday, August 14, 2025
Time: 8:00am ET
Live Number: (888) 660-6347 // (International) 1 (929) 201-6594
Conference Call ID: 4944610

Webcast and Replay: www.RockwellMed.com/Results
Speakers:
•Mark Strobeck, Ph.D. — President and Chief Executive Officer; and
•Jesse Neri — SVP, Chief Financial Officer

Format: Discussion of second quarter 2025 financial and operational results followed by Q&A.

NON-GAAP FINANCIAL MEASURES

To supplement Rockwell Medical’s unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheets, which are prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”), this press release also includes references to adjusted EBITDA, a non-GAAP financial measure that is defined as net income (loss) before net interest income (expense), net other income (expense), income tax expenses (benefit), depreciation and amortization, impairment charges, stock-based compensation expense, and other items that are considered unusual or not representative of underlying trends of our business, including but not limited to one-time severance costs, deferred revenue and inventory reserve amounts, if applicable for the periods presented. The Company has provided a reconciliation of net loss, the most directly comparable GAAP financial measure, to adjusted EBITDA. In addition, this press release includes a reference to adjusted EPS, a non-GAAP financial measure that is defined as adjusted EBITDA divided by the weighted average number of shares outstanding. The Company has also provided a reconciliation to EPS, or net income divided by the weighted average number of shares outstanding, which is the most directly comparable GAAP financial measure. Each of these adjusted measures is a non-GAAP financial measure. The Company has provided reconciliations to the GAAP measures at the end of this press release.

Adjusted EBITDA and adjusted EPS are key measures used by Rockwell Medical to understand and evaluate operating performance and trends, to prepare and approve its annual budget, and to develop short- and long-term operating plans. The Company provides adjusted EBITDA because it believes the metric is helpful in highlighting trends in its operating results because it excludes items that are not indicative of Rockwell Medical’s core operating performance. In particular, the Company believes that the exclusion of the items eliminated in calculating adjusted EBITDA provide useful measures for period-to-period comparisons of Rockwell Medical’s business. This is also true for adjusted EPS, which is derived from adjusted EBITDA.

Adjusted EBITDA and adjusted EPS should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. Other companies, including companies in the same industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of adjusted EBITDA and adjusted EPS as tools for comparison. There are a number of limitations related to the use of these non-GAAP financial measures rather than the most directly comparable financial measures calculated in accordance with GAAP. When evaluating the Company’s performance, you should consider adjusted EBITDA and adjusted EPS alongside other financial performance measures, including net loss, EPS and other GAAP results.

ABOUT ROCKWELL MEDICAL

Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is typically performed in freestanding outpatient dialysis centers, hospital-based outpatient centers, skilled nursing facilities, or a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Certified as a Great Place to Work® in 2023, 2024 and 2025, and named Fortune

Best Workplaces in Manufacturing & ProductionTM in 2024, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis SolutionsTM. For more information, visit www.rockwellmed.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident," “feel confident,” “guidance,” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. These statements include (without limitation) statements regarding: expectations related to improvement to gross margin and profitability on an adjusted EBITDA basis; and expectations related to expenses for 2025 and annual guidance on net sales, gross margin and adjusted EBITDA. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, as such description may be amended or updated in any subsequent reports filed with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

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CONTACT:
Heather R. Hunter
SVP, Chief Corporate Affairs Officer
(248) 432-1362
IR@RockwellMed.com

Financial Tables Follow

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ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)

	June 30,	June 30,
	2025	2024

Cash, Cash Equivalents & Investments available-for-sale	$18,422	$11,863
Total Assets	$52,625	$53,028
Total Liabilities	$22,216	$29,529
Total Stockholders’ Equity	$30,409	$23,499

Common Stock Outstanding	34,430,352	31,030,218
Common stock and common stock equivalents*	45,046,280	38,808,569

*Common stock and common stock equivalents:
Common stock	34,430,352	31,030,218
Preferred stock converted	1,405,001	1,363,636
Options to purchase common stock	3,341,892	1,895,031
Restricted stock awards	891	891
Restricted stock units	1,166,660	534,309
Restricted stock units - Market Condition	717,000	—
Common stock warrants	3,984,484	3,984,484
Total common stock and common stock equivalents	45,046,280	38,808,569

ROCKWELL MEDICAL, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024

Net Sales	$16,071	$25,832	$34,985	$48,508
Cost of Sales	13,568	21,282	29,440	40,894
Gross Profit	2,503	4,550	5,545	7,614
Research and Product Development	—	—	—	18
Selling and Marketing	572	586	1,283	1,180
General and Administrative	3,280	3,449	6,971	7,225
Operating Income (Loss)	(1,349)	515	(2,709)	(809)

Other (Expense) Income
Realized Gain on Investments	64	51	120	51
Interest Expense	(276)	(232)	(553)	(663)
Interest Income	69	9	135	33
Total Other Expense	(143)	(172)	(298)	(579)

Net Income (Loss)	$(1,492)	$343	$(3,007)	$(1,388)

Basic Net Income (Loss) per Share	$(0.05)	$0.01	$(0.09)	$(0.05)
Basic Weighted Average Shares Outstanding	34,311,306	30,451,622	34,204,487	29,889,413

Reconciliation to GAAP Financial Measures
(In Thousands, Except Shares and Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2025	2024	2025	2024
Net Income (Loss)	$(1,492)	$343	$(3,007)	$(1,388)
Income taxes	—	—	—	—
Other Expense, net	144	172	299	579
Depreciation and amortization	561	548	1,098	1,092
EBITDA	(787)	1,064	(1,610)	283

Severance costs	163	9	210	9
Stock-based compensation	383	338	828	589
Minnesota transition costs	—	—	39	—
Deferred license revenue	—	—	(325)	—
Triferic inventory write-off	—	—	178	—
Adjusted EBITDA	$(241)	$1,411	$(680)	$881
Adjusted EPS	$(0.01)	$0.05	$(0.02)	$0.03
Basic Weighted Average Shares Outstanding	34,311,306	30,451,622	34,204,487	29,889,413